ARBINET ANNOUNCES APPOINTMENT OF SHAWN F. O’DONNELL
AS PRESIDENT AND CEO

NEW BRUNSWICK, N.J., September 4, 2008 -- Arbinet-thexchange, Inc. (NasdaqGM: ARBX), a leading provider of innovative voice and IP solutions for buying and selling telecommunications capacity, today announced that Shawn F. O’Donnell has been appointed President and Chief Executive Officer of the Company.  He succeeds William M. Freeman who will continue to serve as Chairman of Arbinet’s Board of Directors.

Mr. O’Donnell has been a member of Arbinet’s Board since July 2007 and will continue to serve as a director of the Company in addition to his new role.  Mr. O’Donnell has over 20 years of strategic and operational experience with telecom, cable, technology and call center companies.  Most recently, he served as Senior Director at the management and operational consulting firm CXO, where he worked with a number of telecommunications and technology companies such as PRC and Pac-West Telecom.

Mr. Freeman said, “With Arbinet’s strategic priorities in place, the Board believes this is the right time to separate the Chairman and CEO roles to enhance the management team’s operational focus and our ability to execute the Company’s plans for profitable growth.  Shawn’s drive and experience in managing the sales, operations and business development for companies similar to our own make him the right person to lead Arbinet through this next phase.”

“I look forward to rolling up my sleeves and getting actively involved in the day-to-day management of the Company,” said Mr. O’Donnell.  “Arbinet has a unique position in the marketplace.  We believe that the more operationally focused senior management team created by these changes will help ensure we meet the objectives we have set and unlock Arbinet’s potential.”

Mr. O’Donnell continued, “On behalf of the Board, I would like to thank Bill for his work in helping to develop the Company’s strategic plan.  We are pleased that Arbinet will continue to benefit from Bill’s contacts and experience in the telecommunications industry as Arbinet’s Chairman.”

Prior to joining CXO, Mr. O’Donnell served as Chief Operating Officer of Capital and Technology Advisors, a consulting firm specializing in the telecommunications and technology sectors.  Previously, he was Executive Vice President of Network Services and Systems at PathNet Telecommunications, Inc., and prior to that, held various management and executive positions at MCI Telecommunications Corporation.  Mr. O’Donnell received a B.S. from Pennsylvania State University and a Masters from Virginia Polytechnic University.

About Arbinet
Arbinet is a leading provider of innovative voice and IP solutions empowering communications companies to create the most efficient and valuable global interconnections.  Arbinet offers the greatest flexibility in global scale, platform intelligence, and managed solutions to achieve commercial efficiency and interconnection simplicity.

Arbinet manages business relationships, back office operations and call routing for Members who route through Arbinet approximately 2% of the world’s international voice traffic to over 1,300 destinations worldwide.  Arbinet Members include fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs, ASPs and content providers around the world who buy and sell voice and IP telecommunications capacity. For more information about Arbinet’s solutions, visit www.arbinet.com

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s strategic and business plans. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause Arbinet’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: the effect on the Company’s business of the announcements concerning the changes to its management; members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including DirectAxcessSM, PrivateExchangeSM, AssuredAxcessSM and PeeringSolutionsSM); continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; the failure to manage our credit risk; the ability to retain and attract key management personnel.  For a further list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1A of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 17, 2008, and other filings that have been filed with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:

Jack Wynne, CFO
Arbinet-thexchange, Inc.
732-509-9230

Andrea Priest / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449